Exhibit 10.2

March 3, 2011

Win-Eldrich Gold, Inc.
227 North 9th Street, Suite 200
Lincoln, NE  68508
Attn: Perry Muller, President

Dear Mr. Muller,

Pursuant to our recent discussions, this letter sets forth the framework of a potential transaction (the “Transaction”) pursuant to which Golden Phoenix Minerals, Inc., a Nevada corporation (“Golden Phoenix”), has agreed upon terms for the settlement of that certain outstanding Series A Limited Recourse Secured Promissory Note, dated April 15, 2010, in the principal amount of $4,231,925.19 (the “Note”), made by Win-Eldrich Gold, Inc. (“Win-Eldrich”). This letter, including the preliminary terms set out in Exhibit A, is intended to provide a framework for negotiating definitive agreements governing the Transaction (the “Agreements”). This letter shall be partially binding and partially non-binding as indicated below.

1.Non-binding Provisions

(a)
The parties will use reasonable, good faith efforts to negotiate the Agreements with the intent to finalize and execute the Agreements by no later than March 31, 2011 and close the Agreements within six (6) months thereafter (the “Outside Closing Date”), or such later dates as the parties may mutually agree upon in writing.

(b)
It is the intent of the parties that the terms of the Agreements reflect the terms described in the Memorandum of Terms set forth in Exhibit A attached hereto (the “Term Sheet”), subject only to such regulatory and corporate approvals, as may be required.

2.Binding Provisions
NOTWITHSTANDING THE NON-BINDING NATURE OF THE FOREGOING PROVISIONS OF THIS LETTER OF INTENT, THE PARTIES EXPRESSLY AGREE TO BE BOUND BY THE FOLLOWING PROVISIONS:

(a)           Good Faith Discussions; Note Still Outstanding. This letter, including Exhibit A attached hereto, is intended to facilitate and present the basis for preparation of the Agreements embodying the final understanding of the parties regarding the Transaction.  The parties acknowledge that the terms contained in Exhibit A are non-binding, and are subject to approval of such regulatory authorities and corporate approvals as may be deemed necessary in order to finalize and close the Agreements.  Either party may discontinue negotiations toward the Agreements at any time by written notice to the other for any reason whatsoever.  Neither party will have any liability whatsoever to the other for such party’s discontinuance of such negotiations or its decision for any reason not to enter into such Agreements.  Both parties expressly agree that the Note shall remain outstanding and in full force and effect unless and until the Transaction closes.  Further, the parties agree that in the event the Transaction has not closed on or before the date that payments are scheduled to commence under the Note, such payments shall be made according to the terms of the Note and shall be applied to the cash portion of the settlement as set forth in Exhibit A.  However, in the event the Transaction has not closed on or prior to the Outside Closing Date, the parties expressly agree that any and all monthly installment payments made under the Note will be applied to the outstanding balance of principal and interest under the Note, according to the Note’s original terms, and the Note shall remain outstanding and full force and effect.

(b)           Due Diligence Access.  Win-Eldrich will (and will cause its employees, agents and representatives to) provide Golden Phoenix and its representatives with true and correct copies of such  records, contracts and other instruments of Win-Eldrich confirming clear title and ownership of such assets and properties constituting the “Collateral” (as such term is defined in the Note and related transaction documents), as may be reasonably necessary for Golden Phoenix to enter into the Transaction.  Such information will be provided on a confidential basis as provided in paragraph (c) below.

(c)           Confidentiality.  Golden Phoenix and Win-Eldrich agree that any and all confidential information disclosed in connection with the proposed Transaction related to either party’s business that is not generally known to the public (the “Confidential Information”), will be used solely in connection with discussions related to the proposed Transaction, and that such material will be used for no other purpose.  No right or license, whether expressed or implied, in the Confidential Information is granted to the party receiving such Confidential Information other than in the manner and to the extent expressly authorized herein.  Upon termination of discussions related to the Transaction or as otherwise provided in the Agreements, any Confidential Information will be returned to the party disclosing the same or destroyed in accordance with the instructions of such disclosing party.

(d)           Governing Law and Venue.  This letter shall be construed in accordance with and all disputes hereunder shall be governed by the laws of the State of Nevada without reference to that state’s choice of law provisions.

(e)           Counterparts.  This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; provided, however, that neither party shall be bound by any of the binding terms of this letter unless and until both parties have received an executed copy from the other.

(f)           Miscellaneous.  The parties agree that upon execution of the Agreements, the provisions of this letter and all prior discussions will merge into such Agreements.

(g)           Expenses; Attorneys’ Fees.  Each party will bear its own expenses in connection with the negotiation and consummation of the Agreements and the Transaction and any actions taken by either party in reliance on this letter will be at such party’s sole risk and expense.

If the foregoing correctly sets forth the general terms of our agreement, kindly sign and return the enclosed copy of this letter.  We look forward to working with you to our mutual benefit.

Very truly yours,

GOLDEN PHOENIX MINERALS, INC.

By: ________________________
Thomas Klein
Chief Executive Officer

AGREED AND ACCEPTED

WIN-ELDRICH GOLD, INC.

By: ________________________
           Perry Muller
           President

Exhibit A

MEMORANDUM OF TERMS

SETTLEMENT OF SECURED PROMISSORY NOTE

MADE BY WIN-ELDRICH IN FAVOR OF GOLDEN PHOENIX

Golden Phoenix	Golden Phoenix Minerals, Inc., a Nevada corporation
Win-Eldrich Gold, Inc.	Win-Eldrich Gold, Inc.
Promissory Note to be Settled
That certain Series A Limited Recourse Secured Promissory Note, made by Win-Eldrich in favor of Golden Phoenix, dated April 15, 2010, in the aggregate principal amount of $4,231,925.19, plus interest to accrue thereon (the “Note”), such Note subject to the following terms and conditions:
· Principal:  $4,231,925.19.
· Interest Rate:  5.25% per annum.
· Maturity Date:  April 1, 2015.
· Payment terms:  49 monthly payments commencing on April 1, 2011
· Security:  Note secured by certain “Collateral” defined in that certain Security Agreement, as amended, and Deed of Trust, each dated May 11, 2009.

Terms of Settlement
Golden Phoenix will forgive. release and forever discharge any and all obligations and liabilities of Win-Eldrich under the Note, in consideration for the following terms and conditions:
·Win-Eldrich to make cash payment of $500,000 to Golden Phoenix upon closing of the Agreement.
·Win-Eldrich Mines Ltd (“WEX”) (parent company of Win-Eldrich) to issue 3,000,000 shares of its common stock, upon closing of the Agreement.
·2% NSR on Ashdown Project/property in favor of Golden Phoenix, with 1% available to be purchased for a purchase price of $1,000,000.
·All liabilities and obligations of Win-Eldrich and/or Golden Phoenix related to the Tetra and DRC matters, as fully disclosed in the Membership Interest Purchase Agreement, shall be fully and finally assumed by Win-Eldrich, with Golden Phoenix released from all prior, current or future liability arising thereunder.
·Golden Phoenix has the right to appoint one individual to the Board of Directors of WEX

Definitive Agreements
The definitive agreements shall contain such representations, warranties, covenants and other agreements on behalf of Win-Eldrich as are satisfactory to Golden Phoenix and its counsel and the closing will be subject to customary closing conditions including the following: (i) normal and usual representations and warranties by the parties, all of which shall survive the closing, (ii) absence of material adverse conditions or circumstances of Win-Eldrich, (iii) satisfactory completion of Golden Phoenix’s due diligence investigation, (iv) indemnification of Golden Phoenix by Win-Eldrich on terms satisfactory to  Golden Phoenix for any damages and expenses arising from breach of Win- Eldroch’s representations, warranties and covenants in the definitive agreements, (v) obtaining any regulatory, corporate and third-party consents and approvals that may be required and (vi) Win-Eldrich obtaining any financing required to fulfill the terms of the note settlement.

Closing Date	September 30, 2011, or as soon as required closing conditions are met.